FOR IMMEDIATE RELEASE

Media Contact:

Ben Johnson

(770) 243-8382

Wells REIT II Board Maintains 6.0% Annualized Yield for 1Q 2005

ATLANTA (December 13, 2004) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announces that its Board of Directors affirmed the company's current dividend rate of an amount equal to a 6.0% annualized return on a $10.00 investment per share for the first quarter of 2005. First quarter dividends are to be paid in March 2005 to shareholders of record each day from December 16, 2004, through March 15, 2005.

"This action continues to reflect the quality and diversity of Wells REIT II's portfolio," said Leo Wells, president and founder of Wells Real Estate Funds. "As our portfolio of assets continues to grow, it offers investors the diversification that's important to their financial future."

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 160,000 individuals across the country have invested (through their financial consultants) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6 billion in assets (valued at cost) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092-3365 (tel. 800-448-1010).

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